EXHIBIT 10.3 FINANCIAL ADVISORY AGREEMENT

                          FINANCIAL ADVISORY AGREEMENT


          AGREEMENT made as of June 1, 1998 by and between Cedar Income Fund, Ltd. (the "Company"), a real estate investment trust organized under the laws of the State of Iowa, with offices at 44 South Bayles Avenue, Port Washington, New York and B.V. Capital Markets Inc. ("B.V.C."), a New York corporation, an affiliate of Bayerische Vereinsbank AG, a German banking institution, with offices at 150 East 42nd Street, New York, New York.

          WHEREAS the Company wishes to avail itself of the experience, sources of information, advice, and assistance of B.V.C. and to have B.V.C. perform certain services on behalf of, and subject to the supervision of, the board of directors of the Company (the "Board"), as provided herein;

          WHEREAS B.V.C. is willing to undertake to render such services, subject to the approval of the Board, on the terms and conditions hereinafter set forth;

          NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

          1. SERVICES OF FINANCIAL ADVISOR. Subject to acceptance of this Agreement by the Company, B.V.C., under the direction and supervision of, and subject to the approval of, the Board, shall serve as the Company's financial advisor and consultant in connection with financial policy decisions to be made by the Company. In this regard, B.V.C. shall:


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-    advise on acquisition financing and/or a line of credit for future acquisitions by the Company;

- advise on contributions, sales, assignments or other transfers to or for the benefit of the Company by U.S. and foreign clients or contacts of B.V.C. of U.S. real property interests appropriate to or consistent with the desired investment parameters of the Company in exchange for cash, shares of the Company interests in an Upreit partnership of which the Company is general partner and/or other consideration;

-    advise on a private placement of Company shares;

- assist the Board in developing suitable investment parameters for the Company;

- develop and maintain contacts on behalf of the Company with U.S. and foreign commercial and investment banking firms, non-bank financial institutions, and others with substantial interests in real estate and capital securities markets, other REITS, and national and regional associations of such persons and entities;


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-    advise the Board as to issues relevant to additional private placements or public issues of shares and various alternate debt financing opportunities;

- review certain financial policy matters with consultants, accountants, lenders, attorneys, and persons acting in any other capacity deemed by the Board to be necessary or desirable; and

- prepare periodic (generally quarterly) reports of its performance of the foregoing services to the Company.

Notwithstanding any other provision in this agreement to the contrary, B.V.C. shall not furnish or render services to tenants of the Company's properties, or manage or operate property of the Company, or do any other act which would adversely affect the status of the Company as a real estate investment trust as defined and limited in Section 856 et. seq. of the Internal Revenue Code of 1986, as amended, or Regulations promulgated thereunder. The Board does not have any obligation to accept or approve any proposal made by B.V.C.




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It is specifically contemplated that Roland Palm would continue to serve as a consultant or employee to B.V.C. in performing its services hereunder and that Mr. Palm would be compensated by B.V.C. for his services in helping B.V.C. discharge its duties hereunder.

          2. FURNISHING INFORMATION TO ADVISOR. Subject to the acceptance of this Agreement by the Company, the Company shall at all times keep B.V.C. fully informed with regard to the investments which it owns, its funds available or to become available for investment, and generally as to the condition of its affairs. In particular, the Company shall notify B.V.C. promptly of any proposal or offer for sale or other disposition of any of the Company's investments, or for any new investment. B.V.C. shall enter into such confidentiality and non-competition agreements with respect to such disclosed information as counsel for the Company may reasonably require. 3. RECOMMENDATION BY ADVISOR. Subject to acceptance of this Agreement by the Company, B.V.C. shall consult with the Board and the officers of the Company and furnish them with advice and recommendations with respect to the acquisition, by purchase, exchange, or otherwise, the holding and the disposal, through sale, exchange, or otherwise, of investments of, or investments considered by, the Company. B.V.C. shall at the request of the Board or the officers of the Company furnish advice and recommendations with


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respect to other aspects of the business and affairs of the Company. In the absence of a director designated by B.V.C., and unless otherwise notified by the Board, a duly authorized representative of B.V.C., may attend all regular and special meetings of the Board. The Company shall notify B.V.C. of all such meetings.

          4. BOOKS. B.V.C. shall maintain appropriate records of all its activities hereunder.

          5. POSITION OF DIRECTORS AND RELATIONSHIP WITH THE COMPANY. Officers and employees of B.V.C. may serve as Directors and as officers of the Company. Subject to approval by the Bayerische Vereinsbank AG of his election as Director of the Company, Cedar Bay Company will cause its shares to be voted in favor of Jean-Bernard Wurm as director of the Company.

          6. COMPENSATION. (a) For services rendered by it, B.V.C. shall be entitled to the following compensation commencing as of the date hereof, as determined by, and subject to the approval of the Board:

               (i) 0.25% (25 basis points) of the Fund's net asset value ("Net Asset Value") as defined in the Agreement of Limited Partnership of Cedar Income Fund Partnership, L.P. (the "Upreit") less any indebtedness of the Company, affecting the net value of the Company's assets, the Upreit or the properties, but in any event no less than $100,000 per annum, payable in equal quarterly installments on the last business day of each calendar quarter;


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               (ii) A one-time payment of 1.5% (150 basis points) of the "Agreed
Value", as defined in the Agreement of Limited Partnership of Cedar Income Partnership, L.P. of properties contributed to the Company or its affiliates, including the "Upreit" partnership(s) by entities or persons introduced by B.V.C. to the Company. The fee shall be payable only after the property has been contributed to the Company;

               (iii) As soon as the Company becomes self administered, B.V.C. shall have the option, in its sole discretion to convert its claim to received its financial advisory fees payable under (ii) above into an ownership interest in the company or cash, equal to 5x those fees.

          (b) B.V.C. shall promptly furnish to the Company a statement for any fees payable hereunder for each quarter annual period during which B.V.C. performed services hereunder. Such statement shall include the calculation by which such fee was determined.

          (c) In the absence of a bona fide dispute between the parties as to such payment, the Company shall pay to B.V.C. the amount payable pursuant to any such statement not later than the 20th day of the month following the quarter during which the services for the payment of which the fee is payable were rendered.


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          (d) If the Company shall request B.V.C., or any director, officer, or employee thereof, to render services for the Company other than those to be rendered by B.V.C. hereunder, such additional services shall be compensated separately on terms to be agreed upon between B.V.C. and the Company from time to time.

          7. RESPONSIBILITY OF ADVISOR. B.V.C. assumes no responsibility hereunder other than to render the services required hereunder in good faith and shall not be responsible for any action of the Board or officers of the Company in following or declining to follow any advice or recommendations of B.V.C.. B.V.C., its officers, and employees shall not be liable to the Company, the Company's shareholders, or others except for acts constituting bad faith, willful misfeasance, gross negligence, or reckless disregard of its or his duties. The Company and B.V.C. are not partners or joint venturers, and nothing herein shall be construed so as to make them partners or joint venturers or impose any liability as such on either of them. B.V.C. agrees to devote appropriate time and personnel to performing its obligations under this Agreement.

          8. FREEDOM OF OFFICERS OF ADVISOR. Nothing herein shall limit or restrict the right of any director, officer, or employee of B.V.C. who may also be a Director, officer, or employee of the Company to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association, except that such person shall not engage in any activity which shall be competitive with, or otherwise in the reasonable judgment of the Board, be adverse to the interests of the Company.


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          9. TERM OF CONTRACT. This contract shall be in force for a period of
12 months commencing on the effective date hereof. It shall continue thereafter from year to year unless cancelled by either party at the end of any year, upon 60 days' prior written notice. The Company may cancel this agreement only by affirmative vote of a majority of the independent Directors then in office at a meeting called for such purpose. For purposes of the preceding sentence "independent Trustee" means a Director who is not a director, officer, affiliate or shareholder of B.V.C.

          10. NONASSIGNABILITY. This contract shall terminate automatically if B.V.C. shall assign it without the written consent of the Company. The Company shall not assign this contract without B.V.C.'s consent. No consent shall be necessary, however, where the assignment is to a corporation or other organization that is a successor to the Company, in which case the other corporation shall be bound hereunder and by the terms of such assignment in the same manner as is the Company.

          11. TERMINATION. This agreement shall terminate immediately upon written notice of termination from the Company to B.V.C. if any of the following events shall happen:


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          (a) If B.V.C. shall violate any provision of the contract, and after notice of such violation, shall not cure such default within 30 days; or

          (b) If, B.V.C. shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of the Corporation, or of all or substantially all of its property by reason of the foregoing, or approving any petition filed against B.V.C. for its reorganization, and such adjudication or order shall remain in force or unstayed for period of 30 days; or

          (c) If B.V.C. shall institute proceedings for voluntary bankruptcy, or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for the relief of debtors, or shall consent to the appointment of a receiver of B.V.C. or of all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due.

          If any event specified in subparagraphs (b) and (c) of this paragraph 11 shall occur, B.V.C. shall give written notice thereof to the Company within seven days thereof.

          Should Agreement be terminated at the end of year 1, B.V.C. will receive from company a cancelation fee equal to 50% of the advisory fee to which it would have been entitled for the first 32 months but no less than $50,000 if Agreement is terminated by Company and not more than $50,000 if Agreement is terminated by B.V.C.


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          12. NOTICES. Any notice, report, or other communication required or permitted to be given hereunder shall be in writing and shall, unless some other method of giving such notice, report, or other communication is accepted by the party to whom it is given, be mailed by certified mail to the following addresses parties thereto:


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         Cedar Bay:
             Cedar Bay Company
             c/o SKR Management Corp.
             44 South Bayles Avenue
             Port Washington, NY  11050
             Attn.: Leo S. Ullman

         The Company:
             Cedar Income Fund, Ltd.
             c/o SKR Management Corp.
             44 South Bayles Avenue
             Port Washington, NY  11050
             Attn.: Brenda J. Walker

         B.V.C.:
             B.V. Capital Markets Inc.
             150 East 42 Street
             New York, NY  10017


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             Attn.: Mr. Jean-Bernard Wurm
             with a copy to Mr. Roland Palm
             c/o B.V. Capital Markets Inc.
             150 East 42 Street, 39th Floor
             New York, NY  10017

Any party may at any time give notice to the other party that it wishes to change its address for the purpose of this paragraph.

          14. MODIFICATION. This agreement shall not be changed, modified, terminated, or discharged in whole or in part, except by an instrument signed by both parties hereto, or their respective successors or assigns.

          15. BINDING EFFECT. This agreement shall bind all of the parties' successors and all of the Company's assigns.

          16. APPLICABLE LAW. The provisions of this agreement shall be construed and interpreted in accordance with the law of the State of New York.

          17. EFFECT ON COMPANY. No director, officer, agent, or shareholder of the Company shall be bound or held to any personal liability in connection with the Company's obligations hereunder.


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          18. HEADINGS FOR REFERENCE ONLY. Headings preceding the text and sections of this agreement have been inserted solely for convenience and reference, and shall not be construed to affect its meaning, construction, or effect.

          19. ENTIRE AGREEMENT. This agreement supersedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements between them.

          20. NON-WAIVER. No delay or failure by either party to exercise any right under this agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

          21. COUNTERPARTS. This agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          22. EFFECTIVE DATE. This Agreement shall only become effective after formal approval by the Board of the Company.

IN WITNESS WHEREOF the parties hereto have caused this contract to be executed by their officers thereunto duly authorized as of the day and year first above written.





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                                      B.V. Capital Markets Inc.

                                      By:_______________________


                                      By: _______________________


Attest:                               BV Capital Markets Inc.


___________________________           By: _______________________
         Secretary                               President



                                      Cedar Income Fund, Ltd.


                                      By: _______________________




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Section 5 is agreed to

Cedar Bay Company

By:________________________